UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
December 13, 2006 (December 13, 2006)
Date of Report (date of earliest event reported)
COMMUNITY HEALTH SYSTEMS, INC.
(Exact name of Registrant as specified in charter)

Delaware	001-15925	13-3893191
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4000 Meridian Boulevard
Franklin, Tennessee 37067
(Address of principal executive offices)

Registrant’s telephone number, including area code: (615) 465-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))

ITEM 1.01 Entry into (Modification of) a Material Definitive Agreement
On December 13, 2006, the registrant, Community Health Systems, Inc. (the “Company”) entered into two amendments to the $1.625 billion Amended and Restated Credit Agreement, dated as of August 19, 2004, as amended as of December 16, 2004, and as of July 8, 2005 (the “Credit Agreement”), among the Company’s wholly owned subsidiary, CHS/CHS Community Health Systems, Inc. (the “Borrower”), the Company, the several lenders parties thereto from time to time, JP Morgan Chase Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, National Association, as Documentation Agent.
The First Incremental Facility Amendment, dated as of December 13, 2006, provides for an additional tranche of term loans to the Credit Agreement in an aggregate principal amount of $400,000,000 (the “Incremental Term Loan Facility”). The full amount of the Incremental Term Loan Facility was funded on December 13, 2006, and the proceeds were used to repay the full outstanding amount (approximately $326 million) of the revolving credit facility under the Credit Agreement (which will remain available for general corporate purposes ) and the balance is available to be used for general corporate purposes. The Incremental Term Loan Facility has the same interest rate margins as the other term loans under the Credit Agreement (at the Borrower’s option, 1.75% for Eurodollar loans or 0.75% for alternate base rate loans) and matures on February 29, 2012.
A copy of the First Incremental Facility Amendment is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
The Third Amendment to the Credit Agreement, dated as of December 13, 2006, provides the Borrower with flexibility to use the proceeds of any future subordinated debt offerings to repay either the revolving credit facility and/or the term loans under the Credit Agreement, increases the basket for dividends or stock repurchases to $300,000,000 (plus proceeds from employee stock issuances) after the date of such amendment, refreshes certain negative covenants and prepayment thresholds and amends certain other negative covenants.
A copy of the Third Amendment is attached hereto as Exhibit 10.2 and is incorporated herein by reference.
Certain of the agents and lenders under the Credit Agreement and their affiliates have performed various financial advisory, investment banking and commercial banking services from time to time for the Company and its affiliates for which they have received customary fees and expenses. Such persons may in the future from time to time engage in transactions with and perform services for the Company and its affiliates in the ordinary course of their respective businesses.
The Company issued a press release on December 13, 2006, making this announcement; a copy of this press release is filed as Exhibit 99.1 to this Report and is incorporated by reference into this Item 1.01.
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosures under Item 1.01 of this report relating to the Incremental Term Loan Facility are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

ITEM 8.01 Other Events
On December 13, 2006, the Company announced an open market share repurchase program of up to five million (5,000,000) shares of the Company’s common stock, par value $.01 per share, not to exceed total purchases under the program of $200,000,000.
The Company issued a press release on December 13, 2006, making this announcement; a copy of this press release is filed as Exhibit 99.2 to this Report and is incorporated by reference into this Item 8.01.
ITEM 9.01 Financial Statements and Exhibits
(c) Exhibits.
10.1	First Incremental Facility Amendment, dated as of December 13, 2006, among CHS/CHS Community Health Systems, Inc., Community Health Systems, Inc., the several banks and other financial institutions lenders parties thereto, JP Morgan Chase Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, National Association, as Documentation Agent. (Credit Agreement)

10.2	Third Amendment, dated December 13, 2006, among CHS/CHS Community Health Systems, Inc., Community Health Systems, Inc., the several the several banks and other financial institutions lenders parties thereto, JP Morgan Chase Bank, as Administrative Agent, Wachovia Bank, National Association, as Syndication Agent, and Bank of America, National Association, as Documentation Agent. (Credit Agreement)

99.1	Press Release dated December 13, 2006 (Credit Agreement)

99.2	Press Release dated December 13, 2006 (Share Repurchase Program)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 13, 2006	COMMUNITY HEALTH SYSTEMS, INC. (Registrant)
	By:	/s/ Wayne T. Smith
Wayne T. Smith
Chairman of the Board, President and Chief Executive Officer (principal executive officer)

	By:	/s/ W. Larry Cash
W. Larry Cash
Executive Vice President, Chief Financial Officer and Director (principal financial officer)